Exhibit 10.7

CROSS LICENSE AGREEMENT

This Cross License Agreement, made as of September 19, 2005 (“License Agreement”), is by and between ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio Corporation and its Affiliates as defined herein (“ADLT”), and FIBERSTARS, INC.,  a California Corporation and its Affiliates as defined herein (“FBST”).

W I T N E S S E T H

WHEREAS, ADLT and FBST have entered into a Master Services Agreement of even date herewith (the “Master Services Agreement”), which contemplates that the Parties will enter into several ancillary agreements, including this License Agreement and certain Development Agreements pursuant to which the Parties will provide research and development Services and Custom Deliverables for each other;;

WHEREAS, the Parties and their affiliates have previously been parties to a Cross License Agreement among ADLT, Unison Fiber Optics Lighting systems, LLC and FBST, dated January 31, 2000, and ADLT and Fiberstars wish to restate and re-define certain of the terms thereof (“Prior License Agreement”);

WHEREAS, ADLT and FBST wish to extend the licenses granted to each other under the Prior License Agreement and to grant royalty free licenses for intellectual property which may be developed by them under the development agreements;

WHEREAS, ADLT and Fiberstars are or will be the owners or licensees of patents, patent applications and design rights, and further each party has by long experience and through diligent efforts accumulated and owns or hereafter shall become the owner of technology and product development information, know how, inventions, processes and trade secrets;

NOW, THEREFORE, for and in consideration of the faithful performance by each party hereto of the obligations and covenants herein contained on their part to be performed, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1    - DEFINITIONS

As used in this Agreement:

1.1           “Affiliates” shall mean any business entity in which ADLT or FBST directly or indirectly owns or controls at least fifty percent (50%) of the equity, profit interests or voting power.

1.2           “Civilian Transportation” shall mean all passenger automobiles, commercial (non-military) aircrafts, trucks, motorcycles, and off-road vehicles, but excludes ships, RVs (recreation vehicles), limousines and mining equipment and other industrial or military vehicles or equipment.

1.3           “Commencement Date” is defined in Section 3.11 of the Master Services Agreement.

1.4           “Developed IP” shall mean Developed IP as defined in either Section 2.9 of the Fiberstars Development Agreement or Section 2.10 of the ADLT Development Agreement or both, as the context respectively implies

1.5           “Fiberoptic Field of Use” means lighting applications or systems (and components of such systems) which include both (A) a remote light source, and (B) either (i) fiberoptics, or (ii) light pipes, or (iii) other light guides, for conveying light from the remote source, but excluding applications in civilian transportation, television and projection.

1.6           “Fiberstars Development Agreement” shall mean that certain Fiberstars Development Agreement entered between the Parties on even date herewith and attached to the Master Services Agreement as Exhibit D.

1.7           “Intellectual Property Right(s)” is defined in Section 3.25 of the Master Services Agreement.

1.8           “Licensed Rights” shall mean (a) Patent Rights and (b) Intellectual Property Rights to Developed IP.

1.9           Patent Rights - shall mean all utility and/or design patent applications and/or patents owned or controlled by a party to this Agreement in the United Sates and throughout the world at any time during the term of this Agreement.

1.10         “Services” as used herein means Services as defined in either Section 2.19 of the Fiberstars Development Agreement or Section 2.18 of the ADLT Development Agreement or both, as the context respectively implies.

ARTICLE 2               -GRANTS OF CROSS-LICENSES

2.1       ADLT grants to FBST a royalty free, non-exclusive license, with the right to sub-license limited solely to Affiliates, to make, have made, use, import, offer to sell and sell products within the scope of the Licensed Rights in the United States and all foreign countries, said license being limited to the Fiberoptic Field of Use but having no restrictions as to the price, quantity or class of customers to whom such products are offered for sale or sold.

2.2       FBST hereby grants to ADLT a royalty free, non-exclusive license, with the right to sub-license limited solely to Affiliates, to make, have made, use, import, offer to sell and sell products within the scope of the Licensed Rights in the United States and all foreign countries, said license excluding Fiberoptic Field Of Use but having no restrictions as to the price, quantity or class of customers to whom such products are offered for sale or sold.

2.3       To the extent that the licenses granted under §§2.1 and 2.2 hereof pertain to Patent Rights, such licenses shall extend to and expire upon the termination of the individual patent within the Licensed Rights notwithstanding the expiration of this Agreement or the termination of this Agreement under Article 4 hereof.  For avoidance of doubt, any Licensed Rights existing as of any termination of this Agreement shall continue to be licensed hereunder for the licensed party to continue to use for any old or new product within the licensed party’s designated field of use.

2.4       The parties agree to cooperate fully with respect to the registration of and extension of the Licensed Rights in countries foreign to the United States.  No party shall be obligated to extend the Licensed Rights to any foreign country, but the licensed party may extend them and maintain them at its sole option and expense.

2.5       The licenses granted under §§ 2.1 and 2.2 hereof are personal and are not assignable or otherwise transferable to any third party without the prior consent of the party granting the license, consent not being unreasonably withheld; excepting however, in the event of a change of control by transfer of substantially all of the business of the licensed party (by merger, sale of assets or otherwise), the licenses granted by this Agreement may be transferred without the licensor’s consent to the transferee entity for continued use of any product or service which the transferor licensee had under development or production as of the date of the change of control.

2.6       For purposes of this Article “have made” includes manufacture of the products or their components by third persons not party to this Agreement.

2.7       Notwithstanding the provisions in Sections 2.2 and 2.5 hereof limiting sublicense grants by ADLT, FBST hereby consents to ADLT granting non-exclusive sublicense rights to Rohm and Haas Company (without right to grant further sub-sublicenses) to use that portion of the Licensed Rights which had been owned by Rohm and Haas prior to January 31, 2000, so long as such sublicense use rights are limited and restricted to exclude all Fiberoptic Field of Use.

ARTICLE 3           - TERM

3.1       The initial term of this Agreement shall begin on the Commencement Date and continue for five (5) years from the Commencement Date.

3.2       The term shall automatically renew for an additional five (5) years unless any party shall provide at least sixty (60) days prior written notice of termination prior to the last day of the initial term.

ARTICLE 4           TERMINATION

4.1       Subject to provisions of Section 4.3, this Agreement may be prospectively terminated with respect to the grant of a license to use any additional Intellectual Property Rights by any party upon written notice to the other party upon 180 days’ prior written notice, or immediately upon any termination of a Development Agreement.

4.2       This License Agreement may be terminated for cause by either Party upon written notice to the other Party, where the other Party has been found by a court of competent jurisdiction in the United States to be in violation of law with respect to this License Agreement including violation of state or federal antitrust laws, or otherwise has materially breached or defaulted this License Agreement and has failed to cure such breach or default within sixty (60) days of receiving notice setting out the nature and extent of such breach or default in reasonable detail.

4.3       The provisions of Section 2.3 hereof shall remain in effect after any termination of this Agreement

ARTICLE 5           - INFRINGEMENT

5.1       No licensing party makes any warranty with respect to non-infringement of the rights of third parties by the exercise of the Licensed Rights, and the licensed party shall bear the defense of and satisfy all liability resulting from any such charge of infringement. The licensing party may, at its sole option and expense, join in the defense.  The licensing party agrees to provide technical assistance to the licensed party at the request of and at the expense of the licensed party.

5.2       Each party who learns of infringement by a third party shall bring to the attention of the other parties all instances of infringement by third parties of the Licensed Rights.  The licensed party shall have the option to enforce the Licensed Rights within the licensed field of use at its own expense, in which event the licensing party may, at its sole option and expense, join in any enforcement action and share in any recovery in a manner equitable with the licensing party’s damages and participation therein.  Should the licensed party decline to enforce the Licensed Rights, the licensing party may do so at its sole expense and shall be entitled to all recovery therefrom.  Each party agrees to provide technical assistance to the enforcing party at the request of and at the expense of the enforcing party.

ARTICLE 6           - NOTICE

6.1       Any notice required or authorized to be given by either party under this Agreement shall be in writing and shall be deemed effectively made when sent by first class mail or by facsimile transmission with telephone confirmation.  Notices shall be addressed to the other party at the following address:

Advanced Lighting Technologies, Inc.

32000 Aurora Road

Solon, Ohio 44139

Attention:  Wayne J. Vespoli

Fax:  440-519-0503

Fiberstars, Inc.

32000 Aurora Road

Solon, OH  44139

Attention: Roger Buelow, Chief Technology Officer

Fax: 440 519-1038

ARTICLE 7           - MISCELLANEOUS

7.1       This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

7.2       No modification of this Agreement or waiver of any of its terms or conditions will be of any force or effect unless made in writing and signed by the party claiming to be bound.

7.3       If a court of competent jurisdiction determines that one or more paragraphs of this Agreement are invalid or unenforceable, such decision shall not affect the remainder of the Agreement.

7.4       None of the parties shall be deemed to have waived any of its rights under this Agreement by failure to take any action to enforce any of its rights at any particular time.

7.5       None of the parties or any of its affiliates or licensees shall make any representations, extend any warranties of any kind, or assume any responsibility or obligations, or confer any right by implication, estoppel or otherwise, binding upon any of the other parties hereto, other than the licenses and rights herein expressly granted.

7.6       The parties agree to use their diligent efforts in order to reach an amicable agreement with respect to all disagreements which might arise from the application of this Agreement.  All disputes arising under this Agreement which are not settled amicably as specified above shall be finally settled in accordance with the following:

(1)           The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy.

(2)           The disputing party shall give the other party written notice of the dispute.  Within twenty (20) days after receipt of said notice, the receiving party shall submit to the other a written response.  The notice and response shall include (a) a statement of each party’s position, and (b) the name and title of the executive who will represent the party.  The executives shall meet at a mutually acceptable time and place within one (1) month of the date of the disputing party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

(3)           If the matter has not been resolved within two (2) months of the disputing party’s notice, or if the party receiving said notice will not meet within one (1) month, either party may initiate mediation of the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

(4)           If the matter has not been resolved pursuant to the aforesaid mediation procedure within two (2) months of the initiation of such procedure, or if either party will not participate in mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator.  The arbitrator shall be selected from the CPR Panels of Distinguished Neutrals.  The arbitration shall be governed by the United States Arbitration Act, Title 9 U.S.C. and 35 U.S.C. §294, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be a neutral venue where neither party has its principal place of business, or such other location as mutually agreed.  The arbitrator shall be empowered to award damages.  In the case of fraud, the arbitrator in addition to damages, may award attorney fees (including in-house and outside attorney fees) but not punitive damages.

(5)           All deadlines specified in this Article 7 may be extended by mutual agreement.

(6)           The procedures specified in this Article 7 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damages.  Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article 7.  All applicable statutes of limitation shall be tolled while the procedures specified in the Article 8 are pending.  The parties will take such action, if any, required to effectuate such tolling.

7.7   Neither this Agreement nor any interest herein is assignable, transferable or delegatable by one party without prior written consent of the other parties, other then as set forth in Article 2 hereof.

7.8   To the extent not in conflict with this License Agreement, the terms of this Agreement shall be governed by the Master Services Agreement, including such provisions covering confidentiality, headings, approval and other provisions.

IN WITNESS WHEREOF, the parties have caused this document to be executed in duplicate as of the date and year first above written.

ADVANCED LIGHTING
TECHNOLOGIES, INC.

By:	/s/ Wayne Vespoli
Name:	Wayne Vespoli
Its:	EVP

FIBERSTARS, INC.

By:	/s/ John M. Davenport
Name:	John M. Davenport
Its:	CEO